Exhibit 10.13

Revised

July 27, 2021

Dear David,

We are delighted to extend this offer of employment to join Acorns Grow Incorporated (“Acorns” or the “Company”). We are impressed with your background and skills, and we look forward to partnering with you to help guide millions of people down a natural path to financial wellness.

The specifics of our offer are as follows:

Anticipated Start Date: August 5, 2021 or another mutually agreed upon date.

Position: Beginning on your start date, you will serve as President of the Company. You will report to the Company’s Chief Executive Officer (the “CEO”) and shall perform the duties and responsibilities customary for such position. This is a full-time, exempt position.

Base Salary: Your annual base salary will be $384,000, subject to applicable tax withholdings, to be paid in accordance with the Company’s normal payroll procedures (currently on a semi-monthly basis on the 15th and last day of each month).

Bonus Plan: You are eligible for an annual discretionary performance bonus of up to 86% of your base pay. During your first 12 months of employment, if you resign or the Company terminates your employment without Cause, you will receive a pro-rated portion of your annual bonus. After your first 12 months of employment the CEO will have the discretion regarding payment of any bonus, subject to approval by the Company’s Compensation Committee of the Board of Directors.

New Hire Stock Option Award: You will be granted an option to purchase a number of shares of the Company's common stock with an aggregate Black Scholes value equal to $2,737,500, subject to the Company's Board of Directors' approval following the closing of the transaction of the Company going public. The option will be subject to the terms and conditions applicable to options granted under the Company’s applicable long term incentive plan in place at the time of the grant, as described in that plan and in the applicable stock option agreement, including as to the strike price. Vesting occurs over a period of 4 years starting on your Vesting Commencement Date (which will be the date on which you commence employment), with the option vesting with respect to 25% of the covered shares upon the one-year anniversary of such Vesting Commencement Date, and vesting as to the remaining covered shares monthly, on a successive basis, in equal installments for the remaining 3 years (measured from the anniversary of the Vesting Commencement Date). All vesting is subject to your continued service through the applicable vesting date. Please note that you should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s common stock.

New Hire Restricted Stock Unit Award: You will be granted a number of restricted stock units (RSUs), determined by using a 30-day volume weighted average trading price (ending on the last trading day prior to the date of grant), with a value equal to $2,737,500, subject to the Company’s Board of Directors’ approval (which such approval, for the RSUs, shall not occur prior to there being an effective S-8 registration statement covering shares to be issued in connection with the RSUs). The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s applicable long term incentive plan in place at the time of the grant, as described in that plan and in the applicable RSU agreement. Vesting occurs over a period of 4 years starting on your Vesting Commencement Date, with 25% of the RSUs vesting upon the one-year anniversary of such Vesting Commencement Date, and the remaining RSUs vesting monthly, on a successive basis, in equal installments for the remaining 3 years (measured from the anniversary of the Vesting Commencement Date). All vesting is subject to your continued service through the applicable vesting date. The Company will settle vested RSUs as soon as practicable upon vesting (and in any event, no later than March 15 of the subsequent calendar year) by issuing to you one share of Company common stock for each vested RSU. Please note that you should consult with your own tax advisor concerning the tax risks associated with accepting an RSU award.

5300 California Avenue Irvine, CA 92617	acorns.com 855-739-2859

Annual Refresh Awards: In fiscal year 2022, so long as you continue to be employed by the Company, you will be eligible to receive an annual refresh award with a grant date fair market value equal to $3,129,000 determined by using a 30-day volume weighted average trading price (ending on the last trading day prior to the date of grant). The grant date, type of annual refresh award and vesting period will be determined and subject to the approval of the Board of Directors.

Lock-Up: Please be aware that any shares of Company common stock you acquire shall be subject to a customary six-month lock-up, on the same terms as applicable to other Company officers, expiring on the 6-month anniversary of the merger of the Company with Pioneer Merger Corp. (which, based on the above specified vesting schedule, may result in the lock-up expiring before any portion of the option or RSUs vest).

Definition of “Cause”: For purposes of this offer letter, the following definitions apply, in which you are referred to as the “Executive”:

“Cause” shall mean the occurrence of any one or more of the following events or conditions, in each case, only to the extent such occurrence materially affects the ability of Executive to perform Executive’s duties to the Company or materially injures the business or reputation of the Company:

(i)            any material failure on the part of Executive (other than by reason of Disability of Executive) to faithfully and professionally carry out Executive’s duties which failure continues for ten (10) days after written notice detailing such failure is delivered to Executive by the Company;

(ii)           Executive’s conviction or no contest plea to a misdemeanor or a felony (excluding any driving-related misdemeanors or felonies);

(iii)          Executive’s material violation of any material written policies adopted by the Company or any of its Affiliates governing the conduct of persons performing services on behalf of the Company or any of its Affiliates, including the Company’s Code of Conduct;

(iv)          Executive’s fraud or misappropriation, embezzlement, or material misuse of funds or property belonging to the Company or any of its affiliates;

(v)           the Executive’s engagement in acts or omissions that are or would reasonably be expected to become materially detrimental to the image or reputation of the Company or any affiliate thereof or which would reasonably be expected to result in material financial loss to the Company or any of its affiliates and failure to cure same, to the extent capable of cure, within ten (10) days of receiving written notice from the Company; or

(vi)          Executive’s material breach of any written agreement with the Company.

Whether Cause exists shall be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in good faith in its sole discretion upon, or within 60 days following, termination of the Participant’s employment or service based on information available to the Committee through such 60-day period. Notwithstanding the foregoing, Cause shall not exist unless the Participant has first received a written notice from the Company which sets forth the circumstances giving rise to Cause and the Participant shall have a period of 30 days to cure (if capable of cure), unless another cure period is specified above.

Paid Time Off: As part of our culture of trust and accountability, Acorns offers PTO that allows eligible team members to take as much time off as needed for vacation, personal commitments, or other reasons, with the expectation that work and performance standards are being met, and otherwise subject to Acorns’ PTO policy. Due to the nature of this policy, PTO is not earned or accrued and will not be paid out upon separation from Acorns. Sick leave time off is provided in accordance with applicable law, and per Acorns’ policy.

5300 California Avenue Irvine, CA 92617	acorns.com 855-739-2859

Benefits: Acorns is proud to offer a comprehensive benefits package which includes medical, dental, vision, life insurance and AD&D, subject to and in accordance with the terms of the applicable governing written plan. Eligible new employees can participate in the plans on the first day of the month following date of hire. Acorns also offers a 401(k) retirement plan with traditional and Roth options. You are eligible to participate in the 401(k) plan after three months of employment, subject to and in accordance with the terms of the official plan.

At Will Employment: The Company is excited about your joining us and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that if you accept this offer, your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without prior notice. This at-will employment relationship cannot be changed except by a written agreement signed by the Chief Executive Officer. Also, you should note that Acorns may modify position titles, salaries, and benefits from time to time as it deems necessary.

This offer of employment and your commencement of employment with the Company is contingent upon the satisfactory outcome of a background check, which, depending on your position and department, may include professional references, verification of previous employment and education, and/or a criminal history check, in accordance with applicable laws. This offer is also contingent upon your execution of the Company’s Employee Handbook acknowledgement page and Employee Proprietary Information and Inventions Agreement.

For purposes of federal immigration law, you will be required to provide to the Company documentation verifying your identity and eligibility to work in the United States within three (3) business days of your date of hire. Finally, this letter, along with any agreements referenced in this letter, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including representations made during your recruitment, interviews, or pre-employment negotiations (written or verbal).

David, we are excited about the opportunity to work with you in the near future. If you have any questions, please feel free to call Patricia Gonzales, VP of Human Resources, at [########].

Sincerely,

Noah Kerner

CEO

I understand and accept the terms of this employment offer.

/s/ David Hijirida	7/27/2021	8/10/2021
David Hijirida	Date	Confirmed Start Date

5300 California Avenue Irvine, CA 92617	acorns.com 855-739-2859